Exhibit 99.1

VERITAS DGC INC. ANNOUNCES NEW CREDIT FACILITY

Houston, Texas – February 7, 2006 – Veritas DGC Inc. (NYSE & TSX: VTS) announced today that it has entered into a new five-year $85 million revolving loan agreement with a syndicate of banks led by Wells Fargo Bank, National Association, as U.S. agent and lead arranger, including HSBC Bank Canada, as Canadian agent, The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch, as Singapore agent, and HSBC Bank plc, as U.K. agent.

The new facility provides for revolving loans and the issuance of letters of credit to Veritas and certain of its subsidiaries of up to $45 million in the United States, $15 million in Canada, $15 million in Singapore and $10 million in the United Kingdom. Certain closing conditions are yet to be met with regard to the Singapore portion of the facility, but are currently expected to be satisfied by mid-February. Until those conditions are met, the Singapore portion of the facility will not be available for borrowing or letters of credit.

The new facility is secured by pledges of accounts receivable, certain intercompany notes, stock in certain Veritas subsidiaries, and the U.S. land data library. Veritas and certain of its U.S. and foreign subsidiaries have also issued loan guarantees. Interest rates on borrowings under the facility are selected by the borrower at the time of any advance and, prior to April 30, 2006, the rates so selected may be either at LIBOR plus 1.00% or the Base Rate (defined as the lesser of the applicable prime rate or the federal funds rate). On and after April 30, 2006, these rates may be adjusted upward depending upon Veritas’s leverage ratio (calculated as a ratio of funded debt versus EBITDA for the previous four quarters) to a maximum of LIBOR plus 1.50% or the base rate plus 0.50%. The loan agreement and related documents contain customary financial covenants and default provisions.

This new credit facility replaces the previous credit facility with Deutsche Bank which was entered into in February 2003 and has now been terminated. All letters of credit outstanding under the previous Deutsche Bank facility, totaling approximately $7 million as of the time of closing, were rolled into the new credit facility. There were no borrowings outstanding under the previous facility at the time of closing.

According to Mark Baldwin, Executive Vice President, Chief Financial Officer & Treasurer of Veritas, “This new facility has significantly more favorable terms than our previous facility and, when combined with our existing cash, provides us tremendous flexibility for continued growth. Mr. Baldwin went on to say “We are very pleased to have this new facility and look forward to continuing our relationship with all of the banks in our lending group.”

Veritas cautions that statements in this release may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding its business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.

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These risks and uncertainties are more fully described in Veritas’s reports filed with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations       (832) 351-8821